Exhibit 10.5
ROYALTY AGREEMENT

THIS AGREEMENT is made effective as of the 28th day of March 2013

BETWEEN:
CHROMADEX CORPORATION, a corporation incorporated pursuant to the laws of the State of Delaware (“CDX”)

- and -

NEUTRISCI INTERNATIONAL INC., a corporation incorporated pursuant to the laws of the Province of Alberta (referred to as the “NSI”) (collectively the "Parties")

WHEREAS:

A.
NSI has purchased all of the assets, rights and title of CDX in and to the products containing pterostilbene formerly marketed by CDX under the brand, “BlūScience” including, but not limited to the products under the names, “HeartBlū”, “MemoryBlū”, “EternalBlū”, “TrimBlū” and “Blū2Go” (the “BlūScience Products”) including the trademarks related to the “BlūScience Products (“Trademarks”); and

B.pursuant to the purchase and sale of the “BlūScience Products, NSI has agreed to pay a royalty to CDX pursuant to the terms and conditions hereinafter set forth;

C.
concurrently herewith, NSI and CDX have entered into a supply agreement (the “Supply Agreement”) for the supply by CDX to NSI of the product, PteroPure, being a raw ingredient in the manufacture of the BlūScience Products;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties agree as follows:

1. INTERPRETATION

1.1 Definitions.  The definitions set out in Appendix “A” to this Agreement shall govern the meaning of the terms defined therein when used in this Agreement unless there is something in the subject matter or context patently inconsistent therewith.

(a)	“BlūScience Products” has the meaning given in the preamble of this Agreement;

(b)
“Business Day” means every day other than a Saturday, Sunday or any other day on which the principal banks located in either New York,  New York  or Calgary, Alberta are not open for business during normal banking hours;

(c)
“Net Sales” means the gross billing price  NSI or its subsidiaries directly or indirectly charges to their customers for BlūScience Products, less transportation costs, sales taxes, use taxes, occupation taxes and excise taxes, discounts, returns and allowances;

(d)	“Royalty” has the meaning given in Section 2.1 of this Agreement;

(e)	“Royalty Period” has the meaning given in Section 2.1 of this Agreement

(f)	“Supply Agreement” has the meaning given in the preamble of this Agreement;

(g)	“Term” has the meaning set out in Section 4.1 of this Agreement;

(h)	“Termination Date” has the meaning set out in Section 4.4 of this Agreement; and

(i)	“Trademarks” has the meaning given in the preamble of this Agreement.

1.2 Interpretation.  Any reference in this Agreement to a paragraph, section or appendix is a reference to the respective paragraph, section or appendix of this Agreement, unless otherwise expressly indicated. Unless specified otherwise, “$” and “Dollars” means the lawful currency of the United States of America.

2. ROYALTY PAYMENT AND ONGOING OBLIGATIONS

2.1 The Royalty:  Subject to early termination pursuant to Section 4.2, for so long as  NSI shall sell the BlūScience Products (the “Royalty Period”), NSI shall pay CDX a royalty in the amount of 6% of Net Sales (the “Royalty”) from its sales of (a) any BlūScience Products, (b) any products that include the Trademarks, or (c) any products hereafter marketed in connection with the Trademarks or any other trademarks created by NSI for use in connection with BlūScience Products, derivatives of the BlūScience Products or products marketed by NSI that include PteroPure or pterostilbene.

2.2 Quarterly Reporting.  During the Royalty Period, NSI shall provide CDX with a quarterly report (whether or not NSI has generated any Net Sales) showing all amounts of Net Sales during that quarter.  The quarterly reports shall also show the calculation of the Royalty for that quarter, if any.

2.3 Payment.  Royalties shall be payable on a quarterly basis.

3. REPRESENTATIONS AND WARRANTIES

3.1 CDX's Representations and Warranties.  CDX warrants and  represents to NSI that as of the date hereof:

(a)
CDX is duly incorporated, validly subsisting and in good standing under the laws of the State of Delaware with full capacity and authority to enter into this Agreement and complete the actions and transactions contemplated by this Agreement;

(b)
CDX has (i) taken all corporate actions necessary to authorize the execution and delivery of this Agreement and completion of the actions and transactions contemplated herein and (ii) validly executed and delivered this Agreement; and

(c)
this Agreement constitutes a legal, valid and binding obligation of CDX enforceable against CDX in accordance with its terms and conditions, provided that enforcement may be limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights generally.

3.2 NSI's Representations and Warranties.  NSI warrants, and represents to CDX that as of the date hereof:

(a)
NSI is duly incorporated, validly subsisting and in good standing under the laws of the Province of Alberta  with full capacity and authority to enter into this Agreement and complete the actions and transactions contemplated by this Agreement;

(b)
NSI has (i) taken all corporate actions necessary to authorize the execution and delivery of this Agreement and completion of the actions and transactions contemplated herein and (ii) validly executed and delivered this Agreement; and

(c)
this Agreement constitutes a legal, valid and binding obligation of NSI enforceable against NSI in accordance with its terms and conditions; provided that enforcement may be limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights generally.

4. TERM AND TERMINATION

4.1 Term.  This Agreement shall be effective from the date hereof and, subject to termination in accordance with Section 4.2, be considered as an ongoing contract thereafter pursuant to the terms of this Agreement.

4.2 Early Termination.  This Agreement may be terminated  by the non-breaching Party if the breaching Party fails to comply with any material provision of this Agreement, provided that the party responsible for the default will not be deemed in breach or default of this Agreement unless and until the  non breaching Party gives written notice to the breaching Party of the failure to comply and such breaching Party fails to cure the failure within thirty (30) days after the notice.

4.3 Notice of Termination.  For termination of this Agreement pursuant to Section 4.2  to be effective, the Party not in breach or default must deliver written notice of termination to the other at the expiry of such “right to cure” thirty (30) days or such longer period, as applicable.  Termination will be effective thirty (30) days following delivery of the termination notice.

4.4 Effect of Termination. If a default has occurred and is not cured as set out above, and notice of termination has been delivered to the defaulting party by the non-defaulting party, upon expiration of thirty (30) days following the notice of termination, this Agreement shall terminate (the “Termination Date”) and as of the Termination Date, each Party will have no further obligation to the other (provided, however, if NSI is the defaulting party then NSI shall continue to pay CDX the Royalty pursuant to Section 2.1 of this Agreement and Sections 2, 5, 6 and 7 of this Agreement shall survive such termination).

5. CONFIDENTIALITY

5.1 Confidentiality.  This Agreement and each of its terms and provisions shall be kept strictly confidential between the Parties and shall not be disclosed by either Party without the prior written consent of the other Party.  Further, the Parties shall keep confidential, use only for the purpose of this Agreement and shall not disclose without the prior written consent of the other Party any information that is confidential or proprietary to that Party.  Notwithstanding the foregoing, a Party may disclose information in relation to this Agreement: (i) where such disclosure is required by applicable law, regulation, legal process or applicable stock exchange requirement, or (ii) to the disclosing Party's professional advisors where those advisors are bound to keep such information confidential or (iii) where such disclosure is necessary for the enforcement of the disclosing Party's rights.

6. AUDIT RIGHTS

6.1 Audit.  NSI shall keep and maintain accurate books and records concerning its purchase, sale, marketing and distribution of product.  Such books and records shall be sufficiently detailed to enable CDX or its agents, as necessary, to calculate the amount of gross sales or disposition of BlūScience Products and Trademarks as contemplated in Section 2.1.  During the Royalty Period and for a period of two (2) year’s thereafter, CDX shall have the right, upon at least five (5) days written notice and no more than once per calendar year, to inspect NSI’s books and records and all other documents and material in the possession of or under the control of NSI with respect to the calculation of the Net Sales and the Royalty at the place or places where such records are normally retained by NSI. CDX shall have free and full access thereto for such purposes and shall be permitted to be able to make copies thereof and extracts therefrom.

6.2 Audit Costs. In the event a shortfall in the amount of the Royalty of five percent (5%) or more is discovered,  NSI shall reimburse CDX for the cost of the audit including any attorney’s fees incurred in connection therewith; otherwise, all audit costs shall be borne exclusively by CDX.

7. AMENDMENT

7.1 This Agreement may be amended from time to time in writing with the consent of both Parties to the Agreement.

8. GENERAL

8.1 Independent Contractor and No Agency.  Nothing in this Agreement shall be construed to constitute either Party as the employee, partner, franchisee or agent of the other, nor shall either Party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own affairs and actions.

8.2 Entire Agreement.  This Agreement and any Appendices contains the entire understanding of the Parties and shall be binding upon and inure to the benefit of the Parties successors and assigns.  This Agreement and any Appendices may not be amended or modified in any way without the written consent of both Parties.

8.3 No Assignment.  NSI or CDX shall not have the right to assign this Agreement in whole or in part without the written consent of the other Party.

8.4 Further Assurances.  Each of the Parties to this Agreement shall do all such further acts and shall execute all such further documents and assurances as any other Party reasonably requests in order to carry out the terms of this Agreement.

8.5 Notices.

(a)
All notices and other communications required or permitted to be given in connection with this Agreement shall be in writing and shall be delivered to the representatives of the Parties and at the addresses specified in paragraph (c) below.  Any communication shall be sufficiently given if delivered by mail, hand, reputable courier service, facsimile or other similar means of electronic communication.  If there is an actual or threatened disruption of mail service, all communications shall be delivered by any other method specified in this Section.

(b)
Any communication sent by mail will be deemed to have been received five (5) Business Days after the date of mailing.  Any communication sent by overnight courier will be deemed to have been received one (1) Business Day after the date it was sent.  Any communication sent by hand, local courier or electronic communication will be deemed to have been received on the Business Day such communication was sent, provided that communications sent after 5:00 p.m. Eastern Time will be deemed to be received on the next Business Day.

(c)	Until a Party notifies the other Parties in writing of a change of the notifying Party's address for service, the Parties' respective addresses for service are:

(i)	in the case of CDX, at:

ChromaDex Corporation
10005 Muirlands Blvd, Ste G
Irvine, CA  92618, USA
Attention: Tom Varvaro
Fax:   (949) 419-0294
Email: tom.varvaro@chromadex.com

(ii)	in the case of NSI, at:

NeutriSci International Inc.
c/o Tingle Merrett LLP, Barristers & Solicitors
1250 Standard Life Building
639 - 5th Avenue SW
Calgary, AB, Canada  T2P 0M9
Attention:  Cynthia Solano
Fax: (403) 571-8008
Email: csolano@tinglemerrett.com

8.6 Survival.  All obligations and liability of any party under this Agreement which arise prior to termination shall survive such termination and continue in full force and effect.

8.7 Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of New York without regard to principles of conflicts of law. Any action brought concerning the transactions contemplated by this Agreement shall be brought in the state courts or federal courts located in New York, New York.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted in compliance with this Section 8.7 and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The parties executing this Agreement agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.

8.8 Counterparts.  This Agreement may be executed in counterpart in different places, at different times and on different dates, and in that case such counterparts collectively constitute a single binding agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

CHROMADEX CORPORATION Per: /s/ Frank Jaksch	NEUTRISCI INTERNATIONAL INC. Per: /s/ Keith Bushfield
FRANK JAKSCH, President and CEO	KEITH BUSHFIELD, President and CEO